                                                                     EXHIBIT 2.3



                            ASSET PURCHASE AGREEMENT



                                      AMONG


                               CLARK/BARDES, INC.,


                       BANK COMPENSATION STRATEGIES, INC.


                                       AND


                               CERTAIN INDIVIDUALS








                                SEPTEMBER 5, 1997

                                TABLE OF CONTENTS



                                                                                                           Page No.
                                                                                                           --------

         1.       Definitions.....................................................................................1

         2.       Purchase and Sale of Assets.....................................................................6

                           (a)      Basic Transaction.............................................................6
                                            (i)      Purchased Assets.............................................6
                                            (ii)     Excluded Assets..............................................9
                                            (iii)    Assumption of Liabilities...................................10
                                            (iv)     Retained Liabilities........................................11
                                    (b)     Purchase Price.......................................................13
                           (c)      Payment of the Purchase Price................................................13
                           (d)      Procedures for Final Determination of Seller's Net Assets....................13
                           (e)      Seller's Net Assets Definition...............................................14
                           (f)      Allocation of Purchase Price.................................................14
                           (g)      The Closing..................................................................15
                           (h)      Deliveries at the Closing....................................................15
                           (i)      Legend on Medium Term Notes and Convertible Notes............................15

         3.       Representations and Warranties Concerning the Transaction......................................15
                           (a)      Representations and Warranties of the Seller.................................15
                                            (i)      Authorization of Transaction................................16
                                            (ii)     Noncontravention............................................16
                                            (iii)    Brokers' Fees...............................................16
                                            (iv)     Investment Undertakings of Seller and the
                                                     Shareholders. ..............................................16
                           (b)      Representations and Warranties of the Buyer..................................17
                                            (i)      Organization of the Buyer...................................18
                                            (ii)     Authorization of Transaction................................18
                                            (iii)    Noncontravention............................................18
                                            (iv)     Brokers' Fees...............................................18

         4.       Representations and Warranties Concerning the Seller...........................................18
                           (a)      Organization, Qualification, and Corporate Power.............................19
                           (b)      Title to Assets..............................................................19
                           (c)      Subsidiaries; Other Interests................................................20
                           (d)      Financial Statements.........................................................20
                           (e)      Events Subsequent to Most Recent Fiscal Year End.............................20
                           (f)      Undisclosed Liabilities......................................................22
                           (g)      Legal Compliance.............................................................22
                           (h)      Tax Matters..................................................................23

                           (i)      Real Property................................................................24
                           (j)      Intellectual Property........................................................25
                           (k)      Tangible Assets..............................................................28
                           (l)      Contracts....................................................................28
                           (m)      Notes and Accounts Receivable................................................30
                           (n)      Powers of Attorney...........................................................30
                           (o)      Insurance....................................................................30
                           (p)      Litigation...................................................................30
                           (q)      Employees....................................................................31
                           (r)      Employee Benefits............................................................31
                           (s)      Guaranties...................................................................33
                           (t)      Environment, Health, and Safety..............................................33
                           (u)      Certain Business Relationships with the Seller...............................33
                           (v)      Sales Representatives........................................................33
                           (w)      Disclosure.  ................................................................33

         5.       Representations and Warranties Concerning the Buyer............................................34
                           (a)      Organization, Qualification, and Corporate Power.............................34
                           (b)      Financial Statements.........................................................34
                           (c)      Events Subsequent to Buyer's Most Recent Fiscal Year End.....................35
                           (d)      Undisclosed Liabilities......................................................35
                           (e)      Legal Compliance.............................................................35
                           (f)      Litigation...................................................................36
                           (g)      Capitalization...............................................................36
                           (h)      Disclosure...................................................................36

         6.       Pre-Closing Covenants..........................................................................37
                           (a)      General......................................................................37
                           (b)      Notices and Consents.........................................................37
                           (c)      Name Change; Operation of Business...........................................37
                           (d)      Preservation of Business.....................................................37
                           (e)      Full Access..................................................................37
                           (f)      Notice of Developments.......................................................38
                           (g)      Exclusivity..................................................................38
                           (h)      Confidentiality Agreement: October 17, 1996.  ...............................38

         7.       Post-Closing Covenants.........................................................................38
                           (a)      General.  ...................................................................38
                           (b)      Unassigned Insurance Contracts:  Other Unassigned
                                    Contracts....................................................................39
                           (c)      Other Receipts...............................................................40
                           (d)      Transition...................................................................40
                           (e)      Confidentiality..............................................................40
                           (f)      Covenant Not to Compete; Non-Solicitation....................................41

                           (g)      Board of Directors...........................................................42

         8.       Conditions to Obligation to Close..............................................................42
                           (a)      Conditions to Obligation of the Buyer........................................42
                           (b)      Conditions to Obligation of the Seller.......................................44

         9.       Remedies for Breaches of This Agreement........................................................45
                           (a)      Survival of Representations and Warranties...................................45
                           (b)      Indemnification Provisions for Benefit of the Buyer..........................45
                           (c)      Indemnification Provisions for Benefit of the Seller or the
                                    Shareholders.................................................................46
                           (d)      Matters Involving Third Parties..............................................46
                           (e)      Determination of Adverse Consequences........................................47
                           (f)      Limitations Upon Indemnification.............................................48
                           (g)      Recoupment Under the Medium Term Note and
                                    Convertible Note.............................................................48
                           (h)      Exclusive Remedy.  ..........................................................48

         10.      Termination....................................................................................49
                           (a)      Termination of Agreement.....................................................49
                           (b)      Effect of Termination........................................................49

         11.      Miscellaneous..................................................................................49
                           (a)      Nature of Certain Obligations................................................49
                           (b)      Press Releases and Public Announcements......................................50
                           (c)      No Third-Party Beneficiaries.................................................50
                           (d)      Entire Agreement.............................................................50
                           (e)      Succession and Assignment....................................................50
                           (f)      Counterparts.................................................................50
                           (g)      Headings.....................................................................50
                           (h)      Notices......................................................................50
                           (i)      Governing Law................................................................52
                           (j)      Amendments and Waivers.......................................................52
                           (k)      Severability.................................................................52
                           (l)      Expenses.....................................................................52
                           (m)      Construction.................................................................52
                           (n)      Incorporation of Exhibits, Annexes, and Disclosure
                                    Schedules....................................................................53
                           (o)      Specific Performance.........................................................53

                                    INDEX OF
                             EXHIBITS AND SCHEDULES


EXHIBITS
         Exhibit A   -  Form of Buyer's Medium Term Promissory Note
         Exhibit B   -  Form of Buyer's Convertible Promissory Note
         Exhibit C   -  Sellers Most Recent Fiscal Year-End Balance Sheet
         Exhibit D   -  Allocation of Purchase Price
         Exhibit E   -  Financial Statements
         Exhibit F   -  Opinion of Seller's Counsel
         Exhibit G   -  Form of Employment Agreement
         Exhibit H   -  Form of Seller and Shareholder Release
         Exhibit I   -  Opinion of Buyer's Counsel
         Exhibit J   -  Employment Agreements - Richard C. Chapman, James Meyer



                                                                                SECTION NOS.
DISCLOSURE SCHEDULES
         Accounts Receivable Schedule..................................         2(a)(i)(C)
         Additional Assumed Liabilities Schedule.......................         2(a)(iii)(G)
         Adjustment Schedule        ...................................         2(e)
         Bonus Schedule             ...................................         2(a)(iii)(B)
         Capitalization Schedule    ...................................         5(g)
         Contracts Schedule         ...................................         2(a)(i)(I), 2(a)(iii)(C), 4(l)
         Employee Benefit Plan Schedule......................................   2(a)(iii)(E), 4(r)
         Excluded Assets Schedule............................................   2(a)(ii)(D)
         Insurance License Schedule..........................................   4(a)(ii)
         Insurance Schedule         .........................................   2(a)(i)(H), 4(o)
         Intellectual Property Schedule......................................   2(a)(i)(B), 2(a)(i)(K),
                                                                                2(a)(i)(N), 2(a)(i)(M),
                                                                                4(j)(i), 4(j)(iii), 4(j)(iv)
         Litigation Schedule        .........................................   4(p)
         Long-Term Debt Schedule.............................................   2(a)(iii)(F)
         Real Estate Schedule       .........................................   2(a)(i)(F), 2(a)(iii)(C), 4(l),
                                                                                4(i)(ii)
         Tangible Property Schedule..........................................   2(a)(i)(G)
         Tax Matters Schedule       .........................................   2(a)(iv)(F), 4(h)(iii), 6(c)

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement") entered into as of September 5, 1997, by and among Clark/Bardes, Inc., a Texas corporation (the "Buyer"), Bank Compensation Strategies, Inc., a Minnesota corporation (the "Seller"), and Lawrence H. Hendrickson, Richard C. Chapman and Walter Hilgenberg (collectively, the "Shareholders"). The Buyer, the Seller and the Shareholders are referred to collectively herein as the "Parties."

         WHEREAS, the Seller is engaged in the business of marketing life insurance policies, and related compensation, salary and benefit plans and providing related services to financial institutions (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to acquire from the Seller, subject to certain related liabilities, and the Seller desires to sell to Buyer, subject to Buyer assuming certain related liabilities, substantially all of the assets, properties and Business of the Seller as a going concern.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.       Definitions.

         "Additional Assumed Liabilities" has the meaning set forth in
Section 2(a)(iii).

         "Adverse Change" means an adverse change in the business, financial condition, operations, results of operations or future prospects of a party.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by First Bank Minnesota, or its successors.

         "Assumed Liabilities" has the meaning set forth in Section 2(a)(iii).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" has the meaning set forth in the preface above.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Share" means any share of the Common Stock, no par value, of the Buyer.

         "Closing" has the meaning set forth in Section 2 below.

         "Closing Balance Sheet" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(g) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Seller and the Buyer, as the context requires or specifies, that is not already generally available to the public.

         "Contracts" has the meaning set forth in Section 2(a).

         "Convertible Notes" has the meaning set forth in Section 2(c)(ii).

         "Disclosure Schedules" has the meaning set forth in Section 4 below.

         "Employee Benefit Plan" means any employee benefit plan, within the meaning of Section 3(3) of ERISA, which the Seller or any ERISA Affiliate maintains or has ever maintained, contributes to or has ever contributed to, or under which any current or former employee, officer, director or shareholder of the Seller or any ERISA Affiliate is covered or has benefit rights, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided by the Seller or any ERISA Affiliate to any current or former employee, officer, director or shareholder of the Seller or any ERISA Affiliate, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability or accidental death and disability insurance, severance pay or benefits continuation, deferred compensation, relocation assistance, vacation pay, tuition aid or matching gifts for charitable contributions to educational or cultural institutions.

         "Endorsement Contracts" means the Agreement dated March 1, 1993, between Seller and the Corporation for American Banking, a subsidiary of the American Bankers Association, as amended, and similar endorsement contracts between Seller and any state banking association pursuant to which Seller is appointed the exclusive supplier and marketer of benefit and salary plans for financial institutions.

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business whether or not incorporated that is or was affiliated with the Seller within the meaning of
Section 414(b), (c) or (m) of the Code.

         "Estimated Purchase Price" has the meaning set forth in Section 2(b) below.

         "Excluded Assets" has the meaning set forth in Section 2(a)(iii).

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "General Agent's Contracts" means the agreements between Seller and insurance companies for the purpose of soliciting applications for insurance and recruiting producers to solicit applications for insurance.

         "Good Faith Deposit" means the $500,000 good faith deposit from Buyer delivered to the Seller pursuant to the May 14, 1997 Letter Agreement.

         "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health, and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Seller to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health or Safety Laws.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Insurance Contracts" means the Endorsement Contracts, the General Agent's Contracts, the Producer's Contracts, the Representative Agreements and the Servicing Agreements.

         "Insurance Licenses" shall mean any license, certificate of authority, permit or other authorization granted to Seller, its directors, officers or employees by any governmental authority to engage in the life insurance brokerage or agency business.

         "Intellectual Property" means the property and assets identified in Sections 2(a)(i)(B), (K), (L), (M), (N), (O) and (P) below.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "May 14, 1997 Letter Agreement" means the letter agreement dated May 14, 1997 by and among Buyer, Seller and certain of the Shareholders.

         "Medium Term Notes" has the meaning set forth in Section 2(c)(ii) below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Period End" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Non-Compete Period" has the meaning set forth in Section 6(d)(i) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Producer's Contracts" means the agreements entered into between the Seller and insurance companies for the procurement or submission of insurance policies and variable annuity contracts.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Purchase Order" has the meaning set forth in Section 2(a).

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Representative Agreements" means the agreements entered into between the Seller and independent representatives for the marketing of compensation and benefit plans to financial institutions.

         "Retained Liabilities" has the meaning set forth in Section 2(a).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Long-Term Debt at Closing" has the meaning set forth in
Section 2(a).

         "Seller's Net Assets" has meaning set forth in Section 2(e).

         "Seller's Notes to Shareholders" means the Seller's notes payable to Shareholders as reflected on Seller's Closing Balance Sheet, payable in full within ninety (90) days after the Closing Date with interest at the Applicable Rate from the Closing Date until the date of payment with right of prepayment in whole or in part at any time without penalty.

         "Seller's Shares" means shares of Common Stock, par value $0.01 per share of the Seller.

         "Servicing Agreements" means the servicing agreements between Seller and insureds with respect to the servicing of insurance contracts.

         "Shareholders" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental

(including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Territory" has the meaning set forth in Section 6(d)(i) below.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "Threshold" has the meaning set forth in Section 8(f) below.

         "Vendor Orders" has the meaning set forth in Section 2(a).

         2.       Purchase and Sale of Assets

                  (a)      Basic Transaction.

                           (i) Purchased Assets. On the terms and subject to the
                  conditions of this Agreement, on the Closing Date (as defined in paragraph (g) below), Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver or shall cause to be sold, conveyed, assigned, transferred and delivered to Buyer, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, of Seller as of the Closing Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in paragraph
                  (ii) below):

                                    (A) the name "Bank Compensation Strategies,"
                           "Bank Compensation Strategies Group," "BCS," "BCS Consulting Services" and all trademarks, service marks, trade dress, logos, trade names (including "Bank Plan") and corporate names of Seller, together with all translations, adaptions, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and all interests in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories, a complete list of which as of the date hereof is set forth on the "Intellectual Property Schedule" delivered herewith to Buyer;

                                    (B) all prepayments and prepaid expenses
                           (including, without limitation, prepaid insurance premiums) to the extent Buyer shall obtain the benefit thereof;

                                    (C) all inventories and related supplies;

                                    (D) all interests in real estate (including,
                           without limitation, land, buildings and
                           improvements), whether owned in fee, leased or otherwise including, without limitation, the interests listed on the "Real Estate Schedule", delivered herewith to Buyer;

                                    (E) all interests in equipment, fixtures,
                           furniture, automobiles, and other vehicles and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), a substantially complete list of all of the more significant items as of the date hereof is set forth on the "Tangible Property Schedule" delivered herewith to Buyer;

                                    (F) all insurance, insurance reserves and
                           deposits (including, without limitation, reserves and deposits relating to workmen's compensation) including, without limitation, the insurance listed on the "Insurance Schedule" delivered herewith to Buyer;

                                    (G) all rights existing under contracts,
                           leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employee benefit plans, trusts and other arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the Insurance Contracts and insurance agency licenses, a complete list of which as of the date hereof is set forth on the "Contracts Schedule" delivered herewith to Buyer;

                                    (H) the right to receive mail and other
                           communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments);

                                    (I) all lists and records pertaining to
                           customers, including past, present and prospective customers solicited over the past five (5) years, as referenced in the Intellectual Property Schedule delivered herewith to Buyer;

                                    (J) all lists and records pertaining to
                           suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence, and business analysis, illustrations, proposals and records of every kind and nature;

                                    (K) all business and marketing plans and
                           proposals and pricing and cost information, a complete list of which as of the date hereof is set forth on the Intellectual Property Schedule delivered herewith to Buyer;

                                    (L) all computer software and systems,
                           proprietary or otherwise, including related source codes, data and documentation, a substantially complete list of all of the more significant items as of the date hereof is set forth on the Intellectual Property Schedule delivered herewith to Buyer;

                                    (M) all creative materials (including,
                           without limitation, photographs, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials;

                                    (N) all inventions (whether patentable or
                           unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; all mask works and all applications, registrations, and renewals in connection therewith; all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, all other proprietary rights; and all copies and tangible embodiments thereof (in whatever form or medium);

                                    (O) all claims, refunds, causes of action,
                           choses in action, rights of recovery and rights of set-off of every kind and nature, except with respect to Seller's or any Shareholder's Taxes, Excluded Assets or Retained Liabilities;

                                    (P) all goodwill as a going concern and all
                           other intangible property;

                                    (Q) all issued and outstanding shares of
                           capital stock of BCS Service Corporation; and

                                    (R) all other property not referred to above
                           which is either (1) represented on the Most Recent Financial Statements or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business or constitutes Excluded Assets) or (ii) shall be represented on Seller's Closing Balance Sheet.

For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which the Seller shall convey to Buyer or shall be obligated to convey to Buyer under this Agreement.

                           (ii) Excluded Assets. Notwithstanding the foregoing,
                  the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

                                    (A) all cash (including, without limitation,
                           time deposits) and marketable securities;

                                    (B) all accounts and notes receivable
                           (whether current or noncurrent), a list and description of which as of the date hereof is set forth on the "Accounts Receivable Schedule" delivered herewith to Buyer;

                                    (C) the right to receive mail and other
                           communications addressed to the Seller relating to any of the Excluded Assets or the Retained Liabilities (as defined in paragraph (iv) below);

                                    (D) the minute books, capital stock records,
                           articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Minnesota and other states and jurisdictions in which the Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof, and tax returns and records relating to state and federal income and other taxes;

                                    (E) all monies to be received by the Seller
                           from Buyer and all other rights of the Seller and the Shareholders under this Agreement;

                                    (F) the Good Faith Deposit;

                                    (G) all claims, refunds, causes of action,
                           choses in action, rights of recovery and rights of set-off pertaining to Taxes of Seller or any Shareholder; and

                                    (H) all other assets set forth on the
                           "Excluded Assets Schedule" delivered herewith and approved by Buyer.

                           (iii) Assumption of Liabilities. Subject to the
                  conditions specified in this Agreement, on the Closing Date, Buyer shall assume and agree to pay, defend, discharge and perform as and when due all the Liabilities of the Seller (the "Assumed Liabilities") including, without limitation, all of the following Liabilities (but excluding all Retained Liabilities as defined in paragraph (iv) below):

                                    (A) all accounts payable and current
                           liabilities insofar as such amounts are accrued or become payable with respect to any period prior to the Closing as reflected on the Adjustment Schedule;

                                    (B) all liabilities and obligations arising
                           after the Closing Date under the agreements, leases, contracts and commitments listed on the "Real Estate Schedule" or the "Contracts Schedule," other than liabilities or obligations under the agreements, leases, contracts and commitments listed on the Excluded Assets Schedule;

                                    (C) obligations of continued performance
                           under executory vendor purchase orders for the purchase of supplies, equipment or services entered into in the Ordinary Course of Business and under which the supplies, equipment or services subject thereto have not been received by the Seller prior to the Closing Date (the "Vendor Orders");

                                    (D) accrued payroll, vacation and other
                           benefits of employees of the Seller generated in the Ordinary Course of Business, including obligations under Employee Benefit Plans as specified on the Employee Benefit Plan Schedule;

                                    (E) the liabilities or obligations
                           specifically listed on the "Additional Assumed Liabilities Schedule" delivered herewith and approved by Buyer; and

                                    (F) all other liabilities within the
                           Ordinary Course of Business prior to the Closing.

                           (iv) Retained Liabilities. Notwithstanding anything
                  to the contrary contained in this Agreement, Buyer shall not assume or be liable for any of the following liabilities or obligations of the Seller (the "Retained Liabilities") and none of the following liabilities or obligations shall be Assumed Liabilities for purposes of this Agreement (and the Seller agrees to retain, remain liable for and to fully and timely discharge, and to hold Buyer harmless from such Retained Liabilities):

                                    (A) any of the Seller's liabilities or
                           obligations under this Agreement;

                                    (B) any of the Seller's liabilities or
                           obligations for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees, sales, use and transfer taxes and brokers' and finders' fees;

                                    (C) any of the Seller's obligations or
                           liabilities which relate to or arise out of the Bank Compensation Strategies, Inc. Savings and Investment (401(k)) Plan;

                                    (D) any amounts accrued or to become payable
                           to Seller's employees under or with respect to the 1997 Bank Compensation

                           Strategies, Inc. Employee Bonus Plan, and any amounts accrued or to become payable to independent representatives under or with respect to the 1997 Qualified Representative Bonus Plan, or under or with respect to any other incentive compensation plan for Seller's employees or Seller's independent representatives whether or not they are parties to any Representative Agreement with Seller, insofar as such amounts are accrued or become payable with respect to any period prior to the Closing;

                                    (E) all accounts payable and current
                           liabilities insofar as such amounts are accrued or become payable with respect to any period prior to the Closing as reflected on the Adjustment Schedule;



                                    (F) any of the Seller's liabilities or
                           obligations with respect to any amount of federal, state, local or foreign taxes, including interest, penalties and additions to such taxes, which are imposed on or measured by the Seller's income or gross receipts for any period, including, without limitation, those matters listed on the "Tax Matters Schedule" delivered herewith to Buyer;

                                    (G) any of the Seller's obligation to
                           indemnify any of the Shareholders by reason of the fact that such Shareholder was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

                                    (H) any liabilities or obligations of any
                           nature to any past or present stockholder of the Seller excluding accrued payroll compensation or other employment related expenses that are provided for on the Seller's Closing Balance Sheet;

                                    (I) any obligation of Seller under or with
                           respect to any agreement with Dennis Christiansen, including without limitation, the Phantom Stock Agreement, dated October 2, 1991, and the Consulting Agreement, dated May 13, 1997; and

                                    (J) any obligation under or with respect to
                           any agreement or contract listed on the Excluded Asset Schedule.

                  (b) Purchase Price. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets (the "Purchase Price") paid by Buyer to the Seller shall be equal to $24,000,000 including the amount of the Good Faith Deposit, subject to adjustment pursuant to this Section 2. The Purchase Price before adjustment shall be $24,000,000. The Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, to the extent of any increase or decrease in Seller's Net Assets, as determined in accordance with paragraphs (c) and (d) below.

                  (c)      Payment of the Purchase Price.

                           (i) At Closing, Buyer shall pay to the Seller the balance of $24,000,000, by delivery of:

                                (A) immediately available funds or certified checks in an amount of $13,000,000;

                                (B) Buyer's medium term promissory note (the "Medium Term Note") in the form of Exhibit A attached hereto in the principal amount of $5,700,000; and

                                (C)   Buyer's subordinated convertible
                           promissory note (the "Convertible Note") in the Form of Exhibit B attachment hereto in the principal amount of $4,800,000.

                           (ii) At the Closing, Buyer shall pay the cash portion
                  of Estimated Purchase Price by wire transfer to an account designated by the Seller at least one (1) day prior to the Closing.

                           (iii) Upon the final determination of Seller's Net
                  Assets pursuant to paragraph (d) below, Buyer and the Seller shall recompute the Purchase Price based upon Seller's Net Assets as finally determined is less than Ten Thousand Dollars ($10,000), the Purchase Price shall be reduced by the amount of the deficit, and Seller shall pay the amount of such reduction to Buyer in cash within three (3) business days after such final determination. If Seller's Net Assets as finally determined is greater than Ten Thousand Dollars ($10,000), the Purchase Price shall be increased by the amount of the excess, and Buyer shall pay the amount of such excess to Seller in cash within three (3) business days after such final determination. If Seller's Net Assets as finally determined equal to Ten Thousand Dollars ($10,000), there shall be no adjustment to the Purchase Price.

                  (d) Procedures for Final Determination of Seller's Net Assets. Within 15 business days after the Closing Date, Seller shall prepare and deliver to the Buyer at Seller's expense a balance sheet for the Seller as of the opening of business on the Closing Date, audited by Seller's independent certified public accountants, McGladrey & Pullen, L.L.P., together with a statement setting forth Seller's determination of Seller's Net Assets at Closing. Within 21 days after receipt of such items, the Buyer shall deliver to Seller a detailed written statement describing its objections, if any, to such balance sheet and determination of Seller's Net Assets at Closing. If the Buyer does not raise any objections within the 21-day period, the audited balance sheet and Seller's determination of the Seller's Net Assets at Closing shall become final and binding upon all parties. Upon request by the Buyer at any time after receipt of the aforementioned balance sheet and statement, Seller shall make available to the Buyer and its accountants and other representatives the work papers used in preparing the balance sheet and in determining Seller's calculation of Seller's Net Assets at Closing and such other documents as the Buyer may reasonably request in connection with its review of Seller's Net Assets at Closing. If the Buyer raises any objections, Buyer and the Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within 21 days after the Buyer shall have submitted its objections to Seller, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Buyer and the Seller. If Buyer and the Seller are unable to mutually agree on such an accounting firm within 5 days after the expiration of said 21-day period, a "big-six" accounting firm, which has not within the last year performed services for either Buyer or Seller, shall be selected by lot after elimination of one firm by Buyer and one firm by the Seller. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by the Seller. The final balance sheet prepared in accordance with this paragraph (d) and paragraph (e) below and the related statement setting forth the final determination of Seller's Net Assets at Closing are referred to as the "Seller's Closing Balance Sheet."

                  (e) Seller's Net Assets Definition. "Seller's Net Assets" shall be determined as of the opening of business on the Closing Date and shall be equal to the total assets of the Seller less the total liabilities of the Seller as reflected on Seller's Closing Balance Sheet, but excluding Excluded Assets and Retained Liabilities. The Seller's Closing Balance Sheet shall be prepared, and Seller's Net Assets at Closing shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing the Seller's balance sheet as of December 31, 1996 (the "Most Recent Fiscal Year End Balance Sheet"), which is attached hereto as Exhibit C; provided that assets shall not include commissions, renewals, servicing fees or other revenues that have not been received except for first year commissions and implementation fees receivable on cases for which the initial premium has been fully paid (which shall be subject to reversal and charge-back if, for any reason and to the extent that, the related policies are not duly issued or are later rejected or revoked), and including such other adjustments, if any, as are contained in the attached Adjustment Schedule.

                  (f) Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be preliminarily allocated to and among the Purchased Assets in the manner set forth on Exhibit D attached hereto. Upon the final determination of the Purchase Price in accordance with this paragraph (d), the Seller and Buyer shall revise the allocation to reflect the adjusted Purchase Price. Any such revision shall be consistent with the preliminary allocation as set forth on Exhibit D and Exhibit D shall be revised to reflect such revision. Each party shall report or cause to be reported the sale and purchase of the Purchased Assets contemplated by this Agreement on all applicable federal, state, local and foreign income, franchise, excise and sales tax returns in accordance with such allocation. The Parties agree to provide such cooperation and information as may be required by the other for the purpose of preparing such reports.

                  (g) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer, 2121 San Jacinto Street, Suite 200, Dallas, Texas 75201 commencing at 1:00 p.m. local time on September 5, 1997, or such other date or place as the Buyer and the Seller may mutually determine (the "Closing Date").

                  (h) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 8(a) below, and (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 8(b) below.

                  (i) Legend on Medium Term Notes and Convertible Notes. The promissory notes or other documents evidencing the Medium Term Notes and Convertible Notes issued to Seller under this Agreement (including those issued at any time in exchange or substitution thereof) shall be subject to stop transfer instructions and shall bear a legend substantially in the following form:

                           "The securities represented hereby have not been registered under the Securities Act of 1933 or under the securities laws of any state or other jurisdiction (together, the "Securities Laws") and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws and until the issuer thereof shall have received from counsel acceptable to it a written opinion reasonably satisfactory to it that the proposed disposition will not violate any applicable Securities Laws."

         3.       Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of the Seller. The Seller and each of the Shareholders, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in the related disclosure schedules delivered by Seller to the Buyer on the date hereof and initialed by the Parties ("Disclosure Schedules"). Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

                           (i) Authorization of Transaction. The Seller and each of the Shareholders has full power and authority to execute and deliver this Agreement and to perform it, his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to laws generally affecting the enforcement of creditors' rights, the enforcement of which will not result in any material Liability to Buyer as a result of, or an impediment to the consummation by Seller of, the transactions contemplated by this Agreement. Neither Seller nor any of the Shareholders are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (ii) Noncontravention. Neither the execution and the
                  delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or any Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or any Shareholder is a party or by which he is bound or to which any of it, his or her assets is subject. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                           (iii) Brokers' Fees. Neither the Seller nor any
                  Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                           (iv) Investment Undertakings of Seller and the
                  Shareholders.

                                    (A) The Seller and each Shareholder has been
                           informed, acknowledges and agrees that the Medium Term Notes and Convertible Notes to be issued to Seller under this Agreement have not been registered under the Securities Act, or under the securities laws of the State of Minnesota or of any other jurisdiction (collectively with the 1933 Act, the "Securities Laws"); and that the Medium Term Notes and Convertible Notes must be held by Seller (or the Shareholder upon distribution of the Medium Term Notes and Convertible Notes by the Seller) indefinitely unless they are subsequently registered under the Securities Laws or unless an exemption from such registration is available.

                                    (B) The Seller is acquiring the Medium Term
                           Notes and Convertible Notes not with a view to, or for sale in connection with, any public distribution thereof; Seller has no current intention of selling or otherwise distributing the Medium Term Notes and Convertible Notes to any person or persons (other than the Shareholders); and the Medium Term Notes and Convertible Notes shall be acquired for Seller's own account for investment and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any further distribution thereof. Further, the Seller agrees not to offer for sale, sell or otherwise transfer the Medium Term Notes or Convertible Notes in the absence of compliance with the Securities Laws and until Buyer has received from counsel acceptable to Buyer an opinion of such counsel that the proposed disposition shall not violate any Securities Laws.

                                    (C) The Seller and each Shareholder is
                           knowledgeable and experienced in financial and business matters, and capable of evaluating the merits and risks of an investment in the Buyer Shares; Seller has had access to or received as much information with respect to Buyer and the Medium Term Notes or Convertible Notes, as Seller deems advisable in making a decision to invest in the Medium Term Notes or Convertible Notes; and Seller has had the opportunity to ask questions and receive answers from representatives of Buyer with respect to investing in the Medium Term Notes and to obtain additional information to verify the accuracy of the information to which it or he has had access or which has been furnished to it or him.

                                    (D) On the date hereof and on the Closing
                           Date, the Seller and each Shareholder shall be an "accredited investor" as defined in paragraph (a) of Rule 501 of the general rules and regulations under the 1933 Act.

                  (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and each of the Shareholders that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

                           (i) Organization of the Buyer. The Buyer is a
                  corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           (ii) Authorization of Transaction. The Buyer has full
                  power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to laws generally affecting the enforcement of creditors' rights, the enforcement of which will not result in any material Liability to Buyer as a result of, or an impediment to the consummation by Buyer of, the transactions contemplated by this Agreement. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) Noncontravention. Neither the execution and the
                  delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) except for the senior secured financing arrangements being entered into by Buyer with certain insurance companies, to the completion of which this transaction is subject, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                           (iv) Brokers' Fees. The Buyer has no Liability or
                  obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         4. Representations and Warranties Concerning the Seller. The Seller and each of the Shareholders, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the related disclosure schedules delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedules"). Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

                  (a)      Organization, Qualification, and Corporate Power.

                           (i) The Seller is a corporation duly organized,
                  validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except for such jurisdiction in which the failure to do so will not result in material Adverse Consequences or adversely affect the ability of the Buyer to carry on the Business in any material respect. The Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Businesses and any business in which it presently proposes to engage and to own and use the properties owned and used by it, except where the failure to obtain such licenses, permits and authorizations will not result in material Adverse Consequences or adversely affect the ability of the Buyer to carry on the Business in any material respect. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Seller (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Seller are correct and complete. The Seller is not in default under or in violation of any provision of its charter or bylaws.

                           (ii) All Insurance Licenses of the Seller and any
                  Shareholder, director, officer or (to the Knowledge of Seller or any of the Shareholders) employee of Seller are listed on the "Insurance License Schedule" and are in full force and effect. No proceeding or, to the Knowledge of Seller or any of the Shareholders, customer complaint, has been filed with insurance regulatory authorities which could reasonably be expected to lead to revocation, failure to renew, limitation, suspense or restriction of any such Insurance License.

                  (b) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all

         Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                  (c) Subsidiaries; Other Interests. The Seller currently does not have nor has it ever had any Subsidiaries or any interests in partnerships or limited liability companies, except BCS Consulting Services, Inc. which is a corporation organized after January 1, 1997, and in good standing under the laws of Minnesota, having no issued and outstanding stock or securities other than Common Stock all of which is owned by Seller and to which no other person or entity has any interest. No other person or entity has a right to acquire any stock or securities of said subsidiary.

                  (d) Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the seven-month period ended July 31, 1997 (the "Most Recent Fiscal Period End") for the Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Seller (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                  (e) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Business, financial condition, operations, results of operations, or future prospects of the Seller and Seller has operated the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                           (i) the Seller has not sold, leased, transferred, or
                  assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) the Seller has not entered into any agreement,
                  contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

                           (iii) no party (including the Seller) has
                  accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 to which the Seller is a party or by which any of them is bound;

                           (iv) the Seller has not imposed any Security Interest
                  upon any of its assets, tangible or intangible;

                           (v) the Seller has not made any capital expenditure
                  (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (vi) the Seller has not made any capital investment
                  in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (vii) the Seller has not issued any note, bond, or
                  other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

                           (viii) the Seller has not delayed or postponed the
                  payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) the Seller has not canceled, compromised,
                  waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (x) the Seller has not granted any license or
                  sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) the Seller has not redeemed, purchased, or
                  otherwise acquired any of its capital stock and, except as reflected in the Most Recent Financial Statements, has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) other than in the Ordinary Course of Business and consistent with past practice;

                           (xii) the Seller has not experienced any damage,
                  destruction, or loss (whether or not covered by insurance) to its property;

                           (xiii) the Seller has not made any loan to, or
                  entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xiv) the Seller has not entered into any employment
                  contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (xv) the Seller has not granted any increase in the
                  base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xvi) the Seller has not adopted, amended, modified,
                  or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xvii) the Seller has not made any other change in
                  employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xviii) the Seller has not made or pledged to make
                  any charitable or other capital contribution;

                           (xix) there has not been any other material
                  occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

                           (xx) the Seller has not committed to any of the foregoing.

                  (f) Undisclosed Liabilities. The Seller does not have any material Liability (and neither Seller nor any of the Shareholders has Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and disclosed in any notes thereto and (ii) Liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (g)      Legal Compliance.

                           (i) The Seller, the Shareholders and the director and
                  executive officers and employees of Seller have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except where the failure to so comply would not have a material adverse effect on the business, operations or financial condition of the Seller, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                           (ii) Seller and each of the Shareholders, its
                  officers and employees, and to the Knowledge of Seller and each of the Shareholders, its independent contractors, subagents, and consultants who are required by reason of the nature of their employment by the Seller to be registered or appointed as an insurance agent, insurance broker or insurance producer with the insurance department of any state or any self-regulatory body or other governmental entity, is duly registered or appointed as such and such registration or appointment is in full force and effect, and none of the Seller or, to the Knowledge of Seller and each of the Shareholders, any of such other Persons has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any material violation of applicable law in connection with such Person's actions in any of the foregoing capacities or, any enforcement or disciplinary proceeding alleging any such violation.

                  (h)      Tax Matters.

                           (i) The Seller has filed all Tax Returns that it was
                  required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller or claimed in writing to be due from the Seller or imposed on the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) The Seller has (A) withheld and paid all Taxes
                  required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (B) collected any and all amounts required from customers or other third parties in the form of sales, use, or similar Taxes and paid, when due, such Taxes to the appropriate governmental authority.

                           (iii) Neither the Seller, Shareholders, any director
                  nor officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or
                  (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Seller or the Shareholders has Knowledge based upon personal contact with any agent of such authority. The Tax Matters Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1994.

                           (iv) The Seller has not waived any statute of
                  limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes.

                           (v) The Seller has not filed a consent under Code
                  Section 341(f) concerning collapsible corporations. The Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Seller has not acquired any United States real property interest, as defined in Code Section 897(c), from a foreign person without complying with the withholding requirements contained in Code
                  Section 1445. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Seller is not now and never has been a party to any Tax allocation or sharing agreement. The Seller is not now and never has been (A) a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) responsible for any Liability for the Taxes of any Person (other than the Seller) as a transferee or successor, by contract, by operation of law, or otherwise.

                  (i)      Real Property.

                           (i) The Seller does not currently own and never has owned any real property.

                           (ii) The Real Estate Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in the Real Estate Schedule (as amended to date). With respect to each lease and sublease listed in the Real Estate Schedule:

                                    (A) the lease or sublease is legal, valid,
                           binding, enforceable, and in full force and effect;

                                    (B) the lease or sublease will continue to
                           be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) neither Seller, nor to the Knowledge of
                           Seller or any of the Shareholders, any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder as against Seller;

                                    (D) no party to the lease or sublease has
                           repudiated any provision thereof;

                                    (E) there are no disputes, oral agreements,
                           or forbearance programs in effect as to the lease or sublease;

                                    (F) with respect to each sublease, the
                           representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                                    (G) the Seller has not assigned,
                           transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                    (H) Seller has received all approvals of
                           governmental authorities (including licenses and permits) required in connection with the operation of Seller's facilities and Seller's facilities have been operated and maintained in accordance with applicable laws, rules, and regulations, except where failure to do so will not result in material Adverse Consequences or adversely affect the ability of the Buyer to carry on the Business in any material respect;

                                    (I) all facilities leased or subleased
                           thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                  (j)      Intellectual Property.

                           (i) The Seller owns or has the right to use pursuant
                  to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted and as presently proposed to be conducted, including but not limited to that listed on the Intellectual Property Schedule. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) The Seller has, to the Knowledge of Seller or
                  any of the Shareholders, not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Seller, the Shareholders nor the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                           (iii) The Intellectual Property Schedule identifies
                  each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Intellectual Property Schedule also makes reference to and shall be deemed to include each trade name or unregistered trademark used by the Seller in connection with any of its businesses. The Intellectual Property Schedule also identifies Seller's customer lists and all of Seller's computer software and systems, whether or not proprietary, including source codes, data and documentation relating thereto. With respect to each item of Intellectual Property required to be identified, whether specifically or generally, in the Intellectual Property Schedule:

                                    (A) the Seller possesses all right, title,
                           and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                           outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) the Seller has never agreed to indemnify
                           any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv)     The Intellectual Property Schedule
                  identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Intellectual Property Schedule:

                                    (A) the license, sublicense, agreement, or
                           permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) the license, sublicense, agreement, or
                           permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                                    (C) neither Seller nor, to the Knowledge of
                           Seller or any Shareholder, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder as against Seller;

                                    (D) no party to the license, sublicense,
                           agreement, or permission has repudiated any provision thereof;

                                    (E) with respect to each sublicense, the
                           representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                    (F) the underlying item of Intellectual
                           Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (G) no action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the

                           Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (H) the Seller has not granted any
                           sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of Seller, any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, the Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

                           (vi) To the Knowledge of Seller, any of the Shareholders (and the employees of Seller responsible for such matters), none of the electronic or computer software programs, systems, data bases, information systems, formats or illustrations used by Seller in the operation of the Business, including all source codes with respect thereto, will become inoperative or unusable on account of or with respect to the occurrence of the year 2000.

                  (k) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                  (l) Contracts. Except as set forth in the Contracts Schedule and the Real Estate Schedule, the Seller is not a party to, or bound by:

                           (i) any agreement (or group of related agreements)
                  for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

                           (ii) any agreement (or group of related agreements)
                  for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $25,000;

                           (iii) any agreement concerning a partnership or joint venture;

                           (iv)     any agreement (or group of related
                  agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible except for Seller's Notes to Shareholders;

                           (v) any agreement concerning confidentiality or noncompetition other than with the Buyer;

                           (vi) any agreement or arrangement with any of the Shareholders;

                           (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii)   any collective bargaining agreement;

                           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits or which is not terminable at the will of the Seller;

                           (x) any agreement or arrangement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                           (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

                           (xii) any other agreement (or group of related agreements), including Vendors' Orders, the performance of which involves consideration in excess of $10,000.

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in the Contracts Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in the Contracts Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Seller, nor to the Knowledge of Seller or any of the Shareholders, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Seller, nor to the Knowledge of Seller or any of the Shareholders, any other party, has repudiated any provision of the agreement.

                  (m) Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet and in any notes thereto as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

                  (n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

                  (o) Insurance. The Insurance Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                      (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                      (ii) the policy number and the period of coverage;

         With respect to each such insurance policy: (A) to the Knowledge of Seller and each of the Shareholders, the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Seller, nor to the Knowledge of Seller and each of the

         Shareholders, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy as to Seller; and (D) no party to the policy has repudiated any provision thereof. The Seller has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Insurance Schedule describes any self-insurance arrangements affecting the Seller.

                  (p) Litigation. The Litigation Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, duty to report or charge or (ii) is a party or, to the Knowledge of Seller, any of the Shareholders or the directors and officers (and employees with responsibility for litigation matters) of the Seller, is threatened to be made a party to, or there is, to the Knowledge of Seller, any of the Shareholders or the directors and officers (and employees with responsibility for litigation matters) of the Seller, a Basis for, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Seller and each of its Shareholders, none of the actions, suits, proceedings, hearings, and investigations set forth in the Litigation Schedule could result in any material Liability or material Adverse Change in the Business, financial condition, operations, results of operations, or future prospects of the Business of Seller being acquired by Buyer under this Agreement. Neither the Seller, the directors and officers (and employees with responsibility for litigation matters) of the Seller nor the Shareholders have any reason to believe that there is any Basis for any such action, suit, proceeding, hearing, or investigation or that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Seller that could result in any material Liability or material Adverse Change in the business, financial condition, operations, results of operations, or future prospects of Buyer.

                  (q) Employees. Seller, the Shareholders and the directors and officers (and employees with responsibility for employment matters) of the Seller have no reason to believe that all executives, key employees, or group of employees will, upon an offer by Buyer, not accept employment with Buyer after the Closing. The Seller has not committed any unfair labor practice. None of Seller, the Shareholders and the directors and officers (and employees with responsibility for employment matters) of the Seller have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

                  (r)      Employee Benefits.

                           (i) Employee Benefits Plan Schedule lists each Employee Benefit Plan. Except as set forth in the Employee Benefits Plan Schedule:

                                    (A) Each such Employee Benefit Plan (and
                           each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, rules and regulations. Each such Employee Benefit Plan that is intended to be a "qualified plan" under Code
                           Section 401(a) has been amended to comply in all material respects with all current requirements and has either obtained a favorable determination letter with respect to all amendments or the remedial amendment period for any such amendment under Code
                           Section 401(b) has not expired.

                                    (B) All required reports and descriptions
                           have been filed or distributed appropriately with respect to each such Employee Benefit Plan to the extent required by Title I of ERISA. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B, if applicable, have been met in all material respects with respect to each such Employee Benefit Plan.

                                    (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due either have been paid to each such Employee Benefit Plan or accrued on the Closing Balance Sheet in accordance with GAAP and consistent with the past custom and practice of the Seller and its ERISA Affiliates.

                                    (D) The Seller has delivered to the Buyer
                           correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, employee communications, correspondence with the Department of Labor, Internal Revenue Service or other governmental agency, and all related trust agreements, insurance contracts, and other funding agreements which currently implement each such Employee Benefit Plan.

                                    (E) There have been no material Prohibited
                           Transactions (excluding events for which the governing agency has waived notice) with respect to any such Employee Benefit Plan that could reasonably be expected to have a material Adverse Consequence with respect to the Seller. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that could reasonably be expected to have material Adverse Consequence with respect to the Seller.

                                    (F) Neither the Seller nor any ERISA
                           Affiliate maintains or ever has maintained or contributes to, ever has contributed to, or ever has been required to contribute to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
                           Section 4980B).

                                    (G) Neither the Seller nor any ERISA
                           Affiliate is required to contribute to an Employee Benefit Plan that is a Multiemployer Plan nor has been so required during the five-year period ending on the Closing Date.

                                    (H) Neither the Seller nor any ERISA
                           Affiliate maintains or has ever maintained, contributes to, has ever contributed to, or is or has ever been obligated to contribute to, any Employee Benefit Plan subject to the requirements of Section 412 of the Code or subject to Title IV of ERISA.

                  (s) Guaranties. The Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                  (t)      Environment, Health, and Safety.

                           (i) Seller, the Shareholders and the directors,
                  officers and, to the Knowledge of Seller and each of the Shareholders, employees of Seller have complied with, and are currently in compliance, in all material respects, with all Environmental, Health, and Safety Laws where failure to so comply could reasonably be expected to have a material Adverse Consequence with respect to the Seller, to the Knowledge of Seller and each of the Shareholders, no condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health, and Safety Laws where such violation or lien could reasonably be expected to have a material Adverse Consequence with respect to the Seller.

                           (ii) All properties and equipment used in the
                  business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
                  1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances; provided, however, this Seller's representation shall not include the building of which Seller's leased premises is a part, and as to Seller's leased premises, Seller's representation shall be limited to the period it occupied its leased premises and to its and its Shareholders' Knowledge.

                  (u) Certain Business Relationships with the Seller. None of the Shareholders have been involved in any business arrangement or relationship with the Seller within the past 12 months, and none of the Shareholders owns any asset, tangible or intangible, which is used in the Business.

                  (v) Sales Representatives. To the Knowledge of Seller, the Shareholders and directors and officers (and employees with responsibility for sales matters) of the Seller, all sales representatives currently marketing Seller's insurance products under Representative Agreements are expected to continue to perform such services after the Closing, and none has expressed an intention or desire to cease such sales activities.

                  (w) Disclosure. Neither this Agreement nor any of the Disclosure Schedules, attachments or exhibits hereto or, to the Knowledge of any Shareholder or James Meyer any financial information provided to Buyer, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Buyer of which any officer, director or the Seller or any Shareholder or James Meyer is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or any of the Purchased Assets.

         5. Representations and Warranties Concerning the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5).

                  (a) Organization, Qualification, and Corporate Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such jurisdiction in which the failure to do so will not result in material Adverse Consequences or adversely affect the ability of the Buyer to carry on its business in any material respect. The Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Businesses and any business in which it presently proposes to engage and to own and use the properties owned and used by it except where the failure to obtain such licenses, permits and authorizations will not result in material Adverse Consequences or adversely affect the ability of the Buyer to carry on the Business in any material respect. The Seller is not in default under or in violation of any provision of its charter or bylaws. The Buyer has delivered to the Seller correct and complete copies of the charter and bylaws of the Seller as amended to date and as contemplated to be amended upon consummation of the transaction contemplated herein.

                  (b) Financial Statements. Buyer has delivered to Seller:
         (collectively "Buyer's Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Buyer's Most Recent Fiscal Year End") for the Buyer; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Buyer's Most Recent Financial Statements") as of and for the seven-month period ended July 31, 1997 for the Buyer. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Buyer (which books and records are correct and complete in all material respects); provided, however, that Buyer's Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                  (c) Events Subsequent to Buyer's Most Recent Fiscal Year End. Since Buyer's Most Recent Fiscal Year End, there has not been any material adverse change in its business, financial condition, operations, results of operations, or future prospects of the Buyer and Seller has operated its business only in the Ordinary Course of Business, other than and except for (i) the potential impact of certain provisions of the Tax Reform Act of 1997, (ii) certain secured financing transactions, including the issuance of debt and warrant instruments, aggregating $23.5 Million, to purchase the assets of Seller hereunder and to purchase certain shares of Buyer's Common Stock under an agreement with Henry J. Smith and an agreement (including certain related agreements) with Steven J. Cochlan, Malcolm
         N. Briggs, G.F. Pendleton, III and Don R. Teasley, (iii) a certain secured financing transaction to provide $3 Million for working capital purposes, and (iv) concluding arrangements with William Chatfield and Bennett Meyer concerning intellectual property matters relating to MCPP and Cash Value products.

                  (d) Undisclosed Liabilities. The Buyer does not have any material Liability (and, to the Knowledge of its employees responsible for litigation matters, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability), except for (i) Liabilities set forth on the face of Buyer's Most Recent Balance Sheet and disclosed in any notes thereto and (ii) Liabilities which have arisen after Buyer's Most Recent Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (e) Legal Compliance.

                           (i) The Buyer and its predecessors have complied with
                  all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except where the failure to so comply would not have a material adverse effect on the business, operations or financial condition of the Buyer, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                           (ii) Buyer and each of its officers and employees,
                  and, to the Knowledge of Buyer's key employees who are responsible for such matters, its independent contractors, subagents and consultants, who are required by reason of the nature of their employment by the Buyer to be registered or appointed as an insurance agent, insurance broker or insurance producer with the insurance department of any state or any self-regulatory body or other governmental entity, is duly registered or appointed as such and such registration or appointment is in full force and effect, and none of the Buyer or, to the Knowledge of Buyer's key employees who are responsible for such matters, any of such other Persons has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any material violation of applicable law in connection with such Person's actions in any of the foregoing capacities or, any enforcement or disciplinary proceeding alleging any such violation.

                  (f) Litigation. Buyer is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, duty to report or charge or (ii) a party or, to the Knowledge of Buyer, or the directors and officers (and employees with responsibility for litigation matters) of the Buyer, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; except for the action filed in the 44th Judicial District of Dallas County, Texas as Cause No. 97-03623 by Steven J. Cochlan as a shareholder derivative action on behalf of Buyer against W.T. Wamberg, Melvin G. Todd and Henry J. Smith, which was not served on any defendants and which has been settled in connection with the related transactions referred to in sub-paragraph (c) of this Section 5. Neither the Buyer, the directors and officers (and employees with responsibility for litigation matters) of the Buyer have any reason to believe that there is any Basis for any such action, suit, proceeding, hearing, or investigation or that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Buyer that could result in any material Liability or material Adverse Change in the business, financial condition, operations, results of operations, or future prospects of Buyer.

                  (g) Capitalization. The authorized stock of Buyer consists of 20,000,000 shares of Common Stock, without par value, of which, after giving effect to certain transactions with various shareholders of Buyer to be concluded contemporaneously with the Closing and the contemplated immediate sale of up to 1,400,000 shares of Common Stock, approximately 6,903,038 shares will be issued and outstanding. All of said resulting issued and outstanding shares are or will be validly issued, fully paid and nonassessable (except to the extent properly issued in exchange for promissory notes), and are or will not have been issued in violation of or subject to any preemptive rights. The attached Capitalization Schedule reflects the grants, options and warrants outstanding after giving effect to the transactions reflected therein and subject to the exceptions indicated. Additional shares of capital stock will or may be issued or purchased by Buyer under existing or future transactions, including without limitation, the transactions referred to in Section 5(c) and nothing herein shall constitute or be construed as a limitation of any kind or in any respect on Buyer's ability to issue or deal freely with respect to the capital stock of Buyer.

                  (h) Disclosure. Neither this Agreement nor, to the Knowledge of Buyer's key employees responsible for such matters any financial information provided to Seller, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties will use all of his or its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below). Without limiting the foregoing, the Seller and each Shareholder agrees to take all actions necessary, proper, or advisable to perform and comply with all of its agreements and obligations hereunder which are to be performed or complied with at or prior to the Closing.

                  (b) Notices and Consents. If and to the extent specifically requested by Buyer, Seller will (i) give any notices to third parties, and use its best efforts to obtain any third party consents in connection with any matters referred to in Section 3(a)(ii) above, and
         (ii) give any notices to, make any filings with, and use all of its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii) and Section 3(b)(ii) above.

                  (c) Name Change; Operation of Business. Seller shall change its corporate name from "Bank Compensation Strategies, Inc." Sellers new corporate name shall have been approved in writing by Buyer. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (other than distribution of cash and notes to Shareholders consistent with past practice and the projected Seller's Net Assets as referred to in paragraph 2), or (ii) redeem, purchase, or otherwise acquire any of its capital stock, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4 above.

                  (d) Preservation of Business. The Seller will make all reasonable efforts to keep its Business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) Full Access. The Seller will permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller at all reasonable times.

                  (f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Buyer will give prompt written notice to Seller of any material adverse development causing a breach of any of the representations and warranties in Section 5 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in
         Section 3 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Exclusivity. Unless and until this Agreement is terminated in accordance with its terms, neither the Seller nor any of the Shareholders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Unless and until this Agreement is terminated in accordance with its terms, none of the Shareholders will vote their Seller Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange and the Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Notwithstanding anything to the contrary stated herein, the Shareholders may transfer Seller Shares among themselves.

                  (h) Confidentiality Agreement: October 17, 1996. The Confidentiality Agreement between Buyer and Seller dated October 17, 1996, executed by Buyer and accepted and agreed to by Seller on November 17, 1996, shall remain in full force and effect until Closing and if no Closing occurs, such Confidentiality Agreement shall survive the termination of this Agreement.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below or receipt thereof as expressly provided under any other provisions of this Agreement). Seller and the Shareholders acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort belonging to or reasonably related to the Purchased Assets. Buyer will retain Seller's records which Buyer receives for the same periods that Buyer retains similar records relating to Buyer, and will allow Seller or any of the Shareholders access to such records of Seller from time to time if required in connection with tax audits, matters arising under this Agreement or litigation purposes.

                  (b) Unassigned Insurance Contracts: Other Unassigned Contracts. If Seller is unable or fails to provide the third party notices or obtain the third party consents required under any Insurance Contract (herein referred to as the "Unassigned Insurance Contracts") or any other contract to be acquired by Buyer (herein referred to as "Other Unassigned Contracts") to effect the assignment thereof pursuant to this Agreement, Seller shall submit to Buyer three (3) days prior to the Closing Date a list of all such Unassigned Insurance Contracts and Other Unassigned Contracts. If Buyer agrees in writing that Seller may satisfy any outstanding condition to the effective assignment of any Unassigned Insurance Contracts or Other Unassigned Contracts after the Closing, Seller shall take such action as is necessary to assign the Unassigned Insurance Contracts or Other Unassigned Contracts as soon as practicable after the Closing but in no event no later than six (6) months after the Closing Date. In addition, until such time as the Unassigned Insurance Contracts and Other Unassigned Contracts are assigned to Buyer and Buyer receives directly any all payments of commissions or fees under such agreements, Seller and each Shareholder agrees as follows:

                           (i) Seller shall hold the Unassigned Insurance
                  Contracts and Other Unassigned Contracts , and any and all monies received thereunder by Seller or any Shareholder, in trust for the benefit of Buyer;

                           (ii) Prior to Closing Date, Seller shall establish a
                  lockbox account at a banking institution mutually agreed to by Buyer and Seller in Seller's name but authorizing only the Buyer to withdraw funds from such account;

                           (iii) Within three (3) days of the Closing Date,
                  Seller shall notify all third parties responsible for payments under the Unassigned Insurance Contracts and Other Unassigned Contracts to remit all monies due thereunder to Buyer; and

                           (iv) Any monies received by Seller or any Shareholder
                  under the Unassigned Insurance Contracts and Other Unassigned Contracts shall, within one (1) day of receipt by Seller or any Shareholder, be transferred and conveyed to the Buyer.

         Seller and each of the Shareholders agree to use all commercially reasonable efforts to provide Buyer all income, proceeds and other benefits under or with respect to any Unassigned Insurance Contracts and/or Other Unassigned Contracts as to which Seller, despite diligent effort, is unable to obtain the consent or approval required to complete an effective assignment.

                  (c) Other Receipts. Seller and each Shareholder agree that any amounts received by Seller or any of the Shareholders with respect to or attributable to any asset to be acquired by Buyer under this Agreement or to which Buyer is entitled, including but not limited to receipts under or with respect to Unassigned Insurance Contracts or Other Unassigned Contracts:

                           (i) Shall be held in trust for the benefit of Buyer;
                  and

                           (ii) Shall, within one (1) day of receipt by Seller
                  or any Shareholder, be transferred and conveyed to Buyer.

                  (d) Transition. Neither the Sellers nor the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Seller after the Closing as it maintained with the Seller prior to the Closing. Each of Seller and the Shareholders will refer all customer inquiries relating to the businesses of the Seller to the Buyer from and after the Closing.

                  (e) Confidentiality. Seller and each of the Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of Seller or any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
         Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Seller or any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller or the Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Shareholder shall use all of its or his reasonable efforts to obtain, at the request and at the expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  (f) Covenant Not to Compete; Non-Solicitation.

                           (i) Seller and each Shareholder covenants and agrees
                  that for a period of five (5) years in the case of Chapman and Hilgenberg, ten (10) years in the case of Hendrickson, and twenty (20) years in the case of Seller (each, a "Non-Compete Period"), from the Closing Date it, or he shall not, in the United States or Canada and in any other countries in which the Seller has done Business within five (5) years preceding the date of this Agreement (collectively, the "Territory"), directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, director, shareholder or in any other manner whatsoever (x) carry on or be engaged in the Business or any other business which is in competition with the Business as existing on the date hereof, or the business of Buyer relating to non-qualified benefit plans funded with corporate owned life insurance as existing on the date hereof, except on behalf of the Buyer, or (y) except on behalf of the Buyer, solicit business relating to non-qualified benefit plans of any kind funded with life insurance, from, or sell non-qualified benefit plans of any kind funded with life insurance to, any of the Seller's customers in the Territory or any other person, firm or corporation in the Territory to whom the Seller, directly or indirectly through representatives, has made an offer, proposal or any solicitation to sell or has sold any life insurance policy within five (5) years preceding the date of this Agreement. Nothing herein shall prohibit a Shareholder from being an owner of not more than 1% of the outstanding stock of any class of a corporation which engages in such prohibited activity, so long as such corporation is publicly traded and listed on a national securities exchange or quoted on a national automated quotation system, provided that the Shareholder has no active participation in the business of such corporation.

                           (ii) Seller and each Shareholder agree that during
                  the Non-Compete Period, it, he or she will not directly or indirectly offer employment to or hire any person who is currently or was within the 12 full months immediately preceding the Closing Date employed by the Seller, except with the prior written consent of the Buyer.

                           (iii) If the final judgment of a court of competent
                  jurisdiction declares that any term or provision of this
                  Section 7(e) is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and the Parties shall request the court, to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (g) Board of Directors.

                           (i) Upon Closing, Lawrence H. Hendrickson or, if he
                  is unavailable, Richard Chapman, shall be duly elected as a member of the Board of Directors of Buyer and shall serve in such capacity until the Medium Term Note has been paid in full; and

                           (ii) Upon the payment in full of the Medium Term
                  Note, the above director shall immediately resign if requested to do so by resolution adopted by the Board of Directors (with such director abstaining from voting). If such director fails to resign if so requested by the Board of Directors, he may be removed from the Board of Directors of Buyer in accordance with the Articles of Incorporation and the Bylaws of Buyer.

         8. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, except as otherwise permitted under Section 7 and subject to full compliance therewith by Seller and each of the
         Shareholders:

                           (i) the representations and warranties set forth in
                  Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Seller and the Shareholders shall have
                  performed and complied in all material respects with all of their covenants hereunder through the Closing;

                           (iii) the Seller shall have effected the full and
                  effective assignment of the Insurance Contracts to Buyer prior to Closing;

                           (iv) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Seller to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) the Seller shall have delivered to the Buyer or
                  officer's certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(iv) is satisfied in all respects;

                           (vi) the Parties shall have received all
                  authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii) and
                  Section 3(b)(ii);

                           (vii) the Buyer shall have received from counsel to
                  the Seller an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date with letters of reliance in favor of Buyer's secured lenders referred to in sub-paragraph (c) of
                  Section 5;

                           (viii) UCC Financing Statements in favor of Buyer as
                  the secured party shall be ready to be filed in all appropriate jurisdictions with respect to all Unassigned Insurance Contracts and accounts and notes receivable relating thereto;

                           (ix) Richard C. Chapman and James Meyer shall have
                  executed and delivered employment agreements in substantially the form of Exhibit G attached hereto, and the same shall be in full force and effect;

                           (x) Buyer shall have obtained on terms and conditions
                  satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Business following the Closing;

                           (xi) the receipt of all necessary or appropriate
                  insurance regulatory approvals of this Agreement and the transactions contemplated herein;

                           (xii) the receipt of all necessary or appropriate
                  insurance company approvals of this Agreement and the transactions contemplated herein;

                           (xiii) the receipt from Seller and each Shareholder
                  of an executed Release in the form of Exhibit H attached hereto; and

                           (xiv) all actions to be taken by the Seller or any of
                  Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

                           (xv) Buyer shall have received signed notices,
                  directions and requests for approval from Seller to all appropriate insurance carriers, other parties to contracts to be acquired by Buyer, or other third parties and governmental agencies referred to in Section 3(a)(ii), as requested by Buyer, in form and substance reasonably satisfactory to Buyer;

         The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 3(b) and Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with
                  all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Buyer shall have delivered to the Seller a
                  certificate to the effect that each of the conditions specified above in Section 8(b)(i)-(iii) is satisfied in all respects;

                           (v) the Parties, shall have received all other
                  authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii) and
                  Section 3(b)(ii) above;

                           (vi) the Seller shall have received from counsel to
                  the Buyer an opinion in form and substance as set forth in
                  Exhibit I attached hereto, addressed to the Seller, and dated as of the Closing Date; and

                           (vii) Buyer shall have executed and delivered the
                  employment agreements of Richard C. Chapman and James Meyer, copies of which are attached hereto as Exhibit J.

                           (viii) all actions to be taken by the Buyer in
                  connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

                           (ix) UCC Financing Statements in favor of Seller
                  shall be ready to be filed in all appropriate jurisdictions with respect to the third and subsequent year commission renewals specified as security under the Medium Term Notes.

                           (x) Seller shall have received notices and directions from Buyer to all appropriate insurance carriers, in form and substance reasonably satisfactory to Seller.

         9. Remedies for Breaches of This Agreement.

                  (a) Survival of Representations and Warranties. The representations and warranties contained in Section 4(h) and any other representation or warranty of Seller or the Shareholders arising out of, or in connection with, or pertaining to Taxes, Tax Returns or tax reports of the Seller and of the Shareholders shall survive, with respect to a particular tax year, until the applicable limitations period shall have barred any assessment of tax deficiencies for such tax year plus 30 days. The representations and warranties contained in
         Section 3(a) and Section 3(b) shall survive the Closing hereof and continue until the running of any applicable statute of limitation relating thereto. Except as aforesaid or as otherwise herein provided, all representations and warranties of Seller and the Shareholders and Buyer contained in this Agreement or any writing delivered in connection herewith shall survive the Closing hereof and any investigations made by or on behalf of any of the parties hereto for a period of three years after the Closing. After the expiration of the applicable survival period, such representations and warranties shall expire and be of no further force and effect unless written notice of a claim with respect to any such representation and warranty, stating with specificity the nature of the claim, shall have been given to the party which made the same prior to the expiration thereof. All covenants of the parties which are not fully performed as of the Closing shall survive the Closing.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event Seller or any of the Shareholders
                  breaches (or in the event any third party alleges facts that, if true, would mean Seller or any of the Shareholders has breached) any of their representations, warranties, and covenants contained herein or in any writing delivered in connection herewith, including, but not limited to, those representations, warranties and covenants relating to Environmental, Health, and Safety Laws, then the Seller and each of the Shareholders agrees to jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), subject to the limitations set forth below.

                           (ii) The Seller and each of the Shareholders agrees
                  to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                                    (A)      Liabilities retained by Seller
                                             pursuant to Section 2(a)(iv);

                                    (B)      Charge-back of commissions or other
                                             revenues pursuant to Section 2(e)
                                             (this shall pertain only to the
                                             Seller's pro-rata share of any
                                             Charge-back and not to chargebacks
                                             for which the Seller's agents are
                                             liable); and

                                    (C)      Intentional misrepresentation by
                                             Seller or any Shareholder.

                  (c) Indemnification Provisions for Benefit of the Seller or the Shareholders. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein or in any writing delivered in connection herewith, and, other than with respect to Buyer's obligations concerning the Liabilities Assumed pursuant to Section 2(a)(iii), provided such breach or misrepresentation is intentional, then the Buyer agrees to indemnify Seller and each of the Shareholders from and against the entirety of any Adverse Consequences the Seller or the Shareholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller or the Shareholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), subject to the limitations set forth below.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying

                  Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting
                  the defense of the Third Party Claim in accordance with
                  Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in Section
                  9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                  (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining the Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price. Any determination of Adverse Consequences suffered or incurred by Shareholders shall be made on an aggregate net basis taking into account all Shareholders, rather than on an individual Seller basis.

                  (f) Limitations Upon Indemnification. Notwithstanding the foregoing provisions of this Section 9 of the Agreement to the contrary, any Indemnifying Party shall not be liable for any amounts under this Section 9 unless the Adverse Consequences suffered by the Indemnified Party from all claims for indemnification by such Indemnified Party exceed $25,000 (the "Threshold"), in which event such Indemnifying Party shall be liable to indemnify the Indemnified Party from and against all such Adverse Consequences relating back to the first dollar; provided, however, the indemnification provided for in
         Section 9(b)(ii) and 9(c) shall not be subject to the Threshold; and further provided that the indemnification provided in Section 9(b)(i) shall include Adverse Consequences arising out of the Benmark matter disclosed in the Litigation Schedule, and shall be subject to the following aggregate limitations:


                  Amount of Adverse
                  Consequences-Cumulative             Indemnification Percentage
                  -----------------------             --------------------------
                  First $250,000                      None

                  Next $1,000,000                     50%

                  Above $1,250,000                    None


Notwithstanding the foregoing, the limitations of this Section 9(f) shall not apply to any claim based upon fraud, intentional misrepresentation or willful breach.

                  (g) Recoupment Under the Medium Term Note and Convertible Note. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking indemnification to which it is entitled under this Section 9) by notifying Seller or the Shareholders that the Buyer is reducing the principal amount outstanding under the outstanding Medium Term Note. This shall affect the timing and amount of payments required under the Medium Term Note in the same manner as if the

         Buyer had made a permitted prepayment (without premium or penalty) thereunder. The exercise of such right of recoupment by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Medium Term Note.

                  (h) Exclusive Remedy. The rights of the Seller, Buyer and Shareholders to indemnification under this Paragraph 9 shall be their sole and exclusive remedy under this Agreement and shall preclude the assertion of any other right or remedy against any such person or any of its affiliates by any other party hereto arising from or in connection with this Agreement or any other document referred to herein or executed or delivered in connection herewith, other than actions for specific performance, injunctive relief or in connection with fraud, intentional misrepresentation or willful breach.

         10.      Termination.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Seller may terminate this
                  Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving
                  written notice to Seller at any time prior to the Closing (A) in the event Seller or any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect or failed to perform any condition precedent to the Buyer's obligations, the Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or the failure of any condition precedent, provided that such breach is subject to cure or (B) if the Closing shall not have occurred on or before September 9, 1997; and

                           (iii) the Seller may terminate this Agreement by
                  giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect or failed to perform any condition precedent to the Seller's obligations, Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or the failure of any condition precedent, provided that such breach is subject to cure or (B) if the Closing shall not have occurred on or before September 9, 1997.

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party then in breach.

         11. Miscellaneous.

                  (a) Nature of Certain Obligations.

                           (i) The representations and warranties of Seller and
                  each of the Shareholders in Section 3(a) above concerning the transaction are several obligations. This means that the Seller or the particular Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 9 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                           (ii) The remainder of the representations,
                  warranties, and covenants in this Agreement are joint and several obligations. This means that Seller and each Shareholder will be responsible to the extent provided in
                  Section 9 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller;

                  (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (and as third party beneficiaries, the holders of the debt and warrant instruments issued in connection with the financing arrangements referred to in
         Section 5(c).

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including, without limitation, the May 14, 1997 Letter Agreement; provided, however, the Confidentiality Agreement dated October 17, 1996 executed by Buyer and accepted and agreed to by Seller on November 17, 1996 shall remain in full force and effect and shall survive and shall be governed by
         Section 6(h) hereof.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may change its state of incorporation by way of merger or otherwise.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:

         Bank Compensation Strategies, Inc.
         3600 West 80th Street
         Suite 200
         Bloomington, Minnesota  55431-4598


         If to the Shareholders:

         Bank Compensation Strategies, Inc.
         3600 West 80th Street
         Suite 200
         Bloomington, Minnesota  55431-4598

         Copy to:

         Joseph Alexander, Esq.
         Maslon Edelman Borman & Brand, LLP
         3300 Norwest Center
         90 South Seventh Street
         Minneapolis, Minnesota  55402-4140


         If to the Buyer:

         Clark/Bardes, Inc.
         2121 San Jacinto Street, Suite 2200
         Dallas, Texas  75201
         Attn:    Mel G. Todd, President

         Copy to:

         Vedder, Price, Kaufman & Kammholz
         222 North LaSalle Street, Suite 2600
         Chicago, Illinois  60601-1003
         Attn:  Stan Block, Esq.

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of [Texas] without giving effect to any choice or conflict of law provision or rule (whether of the State of [Texas] or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of the Parties and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (n) Incorporation of Exhibits, Annexes, and Disclosure Schedules. The Exhibits, Annexes, and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
CLARK/BARDES, INC.


By:
    -----------------------------------
Title:
       --------------------------------


Seller:
BANK COMPENSATION STRATEGIES, INC.


By:
    -----------------------------------
Title:
       --------------------------------


Shareholders:


---------------------------------------
Lawrence H. Hendrickson


---------------------------------------
Richard C. Chapman


---------------------------------------
Walter Hilgenberg